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                                                                   Exhibit 99.1

[ICU MEDICAL, INC. LOGO]


                   ICU MEDICAL, INC. ANNOUNCES RECORD RESULTS
                          FOR THE FIRST QUARTER OF 2003


         APRIL 17, 2003, SAN CLEMENTE, CALIFORNIA --ICU Medical, Inc., (NASDAQ/NMS:ICUI), the San Clemente based maker of safe medical connectors and custom intravenous systems, today announced record results for the first quarter of 2003. Revenues were $30,776,000, marking the first time the Company exceeded $30 million in quarterly revenue. They were up 47% from net revenues of $20,905,000 in the first quarter of 2002. Net income for the quarter was $7,070,000, up 56% from the $4,523,000 earned in the first quarter of 2002, and earnings per share were 46 cents, up from the 30 cents reported last year.


          Frank O'Brien, ICU Medical's Chief Financial Officer, commented, "Revenue growth was significant, particularly with Abbott Laboratories and domestic distributors. CLAVE(R) products and custom I.V. systems continued to register significant increases."


           For the quarter, the operating margin was 36% of revenues, up from 33% in the first quarter of 2002. The increase in net income of 56% exceeded the 47% increase in net revenues because operating expenses increased only 18%, a far lower percentage than the increase in net revenue.


          The Company will be conducting a conference call concerning its first quarter results at 8:00 a.m. PDT (11:00 a.m. EDT), which can be accessed at 800-915-4836, passcode "ICU Medical" or by replay at 800-428-6051, passcode I.D. 287576. The conference call will be simultaneously available by webcast, which can be accessed by going to the Company's website at www.icumed.com, clicking on the Investors tab, clicking on the Webcast icon and following the prompts. The webcast will also be available by replay. Certain information provided as part of that call will be provided on the Company's website at www.icumed.com within 48 hours of this announcement.


CONTACT:    Francis J. O'Brien
            Chief Financial Officer
            ICU Medical, Inc.
            (949) 366-2183

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                                                                   Exhibit 99.1


                              Statements of Income
                           For the Three Months Ended
                     March 31, 2003 and March 31, 2002 (all
               dollar amounts in thousands except per share data)
                                   (unaudited)

                                                         Three Months Ended
                                                     03/31/2003      03/31/2002
                                                    ------------    ------------

Net Revenue                                         $    30,776     $    20,905
Cost of Sales                                            13,024           8,556
                                                    ------------    ------------
Gross Profit                                             17,752          12,349
                                                    ------------    ------------
Selling, general and administrative expenses              6,087           5,239
Research and development expenses                           471             303
                                                    ------------    ------------
Total operating expenses                                  6,558           5,542
                                                    ------------    ------------
Income from operations                                   11,194           6,807
Investment income                                           296             376
                                                    ------------    ------------
Income before income taxes                               11,490           7,183
Provision for income taxes                                4,420           2,660
                                                    ------------    ------------
Net income                                          $     7,070     $     4,523
                                                    ============    ============
Net income per share - diluted                      $      0.46     $      0.30
                                                    ============    ============
Weighted average number of                           15,337,366      15,064,856
    common shares - diluted